[Letterhead of SSP-SPECIAL SITUATIONS PARTNERS INC.]

                                October 19, 2000

ICN Pharmaceuticals, Inc.
3300 Hyland Avenue
Costa Mesa, California 92626

Dear Sirs:

            The purpose of this letter is to set forth the following agreements and understandings between ICN Pharmaceuticals, Inc. (the "Company") and SSP-Special Situations Partners Inc. ("SSP").

            Section 1. Press Release. Concurrent with the execution of this Letter Agreement, the Company has issued a press release in the form attached hereto as Annex A (the "Press Release"). The Company shall not (and shall cause its officers, directors, agents and advisors not to) make any public statement in connection with this Letter Agreement or the matters addressed in the Press Release that is inconsistent with the Press Release.

            Section 2. Annual Meetings of Shareholders. As a means for SSP and the stockholders of the Company to enforce the commitments of the Company set forth in the Press Release, the Company agrees that:

            (i) The board of directors of the Company (the "Board") and the Company shall take all steps necessary or desirable to hold the 2001 annual meeting of stockholders of the Company by not later than May 30, 2001 (the "2001 Meeting") and the 2002 annual meeting of stockholders of the Company not later than May 29, 2002 (the "2002 Meeting"), and shall not seek to postpone or adjourn, or permit the postponement or adjournment, of either the 2001 Meeting or the 2002 Meeting.

            (ii) The Board and the Company shall by not later than the 2002 Meeting, in accordance with applicable law, cause the size of the Board to be reduced to, and fixed at nine directors, divided into three classes of three directors. Such reduction shall be accomplished by reducing to three the number of directors to be elected at each annual meeting of stockholders of the Company (together with a concomitant reduction in the size of the entire Board) beginning, seriatim, with the 2000 annual meeting of stockholders of the Company (the "2000 Meeting").

            (iii) The Board and the Company shall take all steps necessary or desirable to procure that at each of the 2000 Meeting, the 2001 Meeting and the 2002 Meeting, the stockholders are entitled to elect exactly three directors and that the number of directors to be elected at the 2002 Meeting, when taken together with the number of directors elected at the

2001 Meeting, shall in no event constitute less than two-thirds of the entire Board at the date of the 2002 Meeting.

            (iv) The Company shall not (and shall cause its officers, directors, agents and advisors not to) take any action (including increasing the size of the Board or proposing any amendment to its Restated Certificate of Incorporation or By-laws) that would impede or prevent (A) the Company from complying fully with the terms of this Letter Agreement or (B) any person who has complied with the Company's Restated Certificate of Incorporation and any other applicable law from making any shareholder proposals or nominations at, or from soliciting proxies in respect of, the 2001 Meeting or the 2002 Meeting.

            (v) The Board shall, as soon as possible but by not later than October 24, 2000, duly adopt, in accordance with the charter documents of the Company and in accordance with the Delaware General Corporation Law, an amendment to the Company's By-laws in the form attached hereto as Annex B.

            Section 3. SSP Covenant. SSP hereby covenants and agrees that it will not, and will cause each of its affiliates not to, nominate or propose to nominate any person for election at, or bring or propose to bring any matter before, the 2000 annual meeting of stockholders of the Company.

            Section 4. Representations and Warranties. (a) The Company represents and warrants to SSP that (i) its execution, delivery and performance of this Letter Agreement has been approved by the Board and does not violate its Restated Certificate of Incorporation or By-laws or any agreement to which it is a party, and (ii) this Letter Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

            (b) SSP represents and warrants to the Company that (i) its execution, delivery and performance of this Letter Agreement has been approved by all necessary corporate approvals and does not violate its constituent documents or any agreement to which it is a party, and (ii) this Letter Agreement constitutes a valid and binding obligation of SSP, enforceable against SSP in accordance with its terms.

            Section 5. Miscellaneous. This Letter Agreement represents the entire understanding of the parties hereto with reference to the subject matter hereof and supersedes any and all other oral or written agreements and understandings among the parties heretofore made. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other party hereto to carry out and consummate the transactions contemplated by this Letter Agreement. No party to this Letter Agreement directly or indirectly, shall, or shall permit anyone acting on its behalf to challenge the validity or enforceability of any provision of this Letter Agreement or the matters contemplated hereby. The parties hereto agree that irreparable damage may occur in the event that any provision of this Letter Agreement is not performed in accordance with the terms hereof and that the non-breaching party will be entitled (in addition to any other remedy at law or equity) to an injunction or injunctions to prevent breaches of the provisions of this Letter

Agreement and to enforce the terms and provisions of this Letter Agreement by a decree of specific performance in any action instituted in any court of the United States or any state thereof having jurisdiction without the necessity of proving the inadequacy of a remedy of money damages. If any term or other provision of this Letter Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Letter Agreement shall nevertheless remain in full force and effect.

            If the terms of this Letter Agreement are in accordance with your understandings and agreements with us, please sign and return the enclosed duplicate of this letter, whereupon this Letter Agreement shall constitute a binding agreement between us.

                                       Very truly yours,

                                       SSP-SPECIAL SITUATIONS PARTNERS  INC.


                                       By: /s/ Eric Knight
                                           -------------------------------------


Accepted and agreed to as of
the date first above written:

ICN PHARMACEUTICALS, INC.


By: /s/ David C. Watt
    ------------------------------

                                     Annex A

                              Form of Press Release

                    ICN DISCLOSES REVISED RESTRUCTURING PLAN
                              IN AGREEMENT WITH SSP

HIGHLIGHTS

      - 100% of ICN's remaining interest in Ribapharm and ICN International to be distributed on a tax free basis to ICN shareholders (following initial public offerings of the two companies) as soon as possible.
      - ICN Board to consider other strategic transactions, including a sale of part or all of the Company, prior to consummating the restructuring.
      - Mr. Milan Panic's future role will be Chairman and CEO of ICN International and non-executive Chairman of ICN Americas. The Board will immediately institute an internal and external search for a CEO for ICN Americas.
      - SSP will not seek to nominate any directors for election at ICN's 2000 Annual Meeting on December 18, 2000. Annual Meetings will be held no later than the last Wednesday in May 2001 and 2002.

Enquiries:

ICN Pharmaceuticals, Inc
[name]
[telephone number]

      October 20, 2000. Costa Mesa, California. ICN Pharmaceuticals, Inc. (ICN:
NYSE) disclosed today a revised restructuring plan in agreement with SSP by breaking-up ICN into its three constituent businesses.

      The ICN Board of Directors remains committed to effect its previously announced plan to divide ICN into three separate publicly-traded companies - Ribapharm, ICN International and ICN Americas - and is now also committed to ensuring that each of these three companies be completely separated from the others as soon as possible, with separate managements and truly independent boards. This will be achieved by means of a tax free distribution of ICN's entire remaining interests in Ribapharm and ICN International (following initial public offerings of the stock of these two subsidiaries) to the ICN shareholders.

      As part of ICN's strategic restructuring plan, ICN's public senior debt will be repaid or refinanced.

      The strategic restructuring plan is designed to enhance stockholder value. Prior to consummation of the restructuring, in the exercise of its fiduciary duties to stockholders, the Board of Directors of ICN is committed to consider other strategic transactions, including a sale of all or part of the Company, that would provide alternative means to increase stockholder value.

The spin-offs

      As previously announced, ICN has filed a registration statement with the Securities and Exchange Commission to sell a minority interest in Ribapharm in an underwritten public offering. ICN also intends to make an offering of a minority interest in ICN International as soon as market circumstances permit and documentation is well advanced. ICN intends to apply for listing of the shares of ICN International on the Budapest Stock Exchange and secondarily on the London Stock Exchange.

      After each of these offerings is completed, the Board of Directors has decided to distribute the remaining interests in Ribapharm and ICN International to the ICN stockholders on a tax free basis as soon as possible. Each distribution will be subject to: obtaining a ruling from the Internal Revenue Service that the legal requirements under the U.S. tax laws for a tax-free spin-off are satisfied; compliance with all other applicable laws, including the regulations of the SEC and Delaware General Corporation Law provisions regarding the payment of dividends; and, to the extent required, approval by the holders of ICN's outstanding debt. ICN intends to file a ruling request with the Internal Revenue Service as soon as possible and in any case within 60 days of completion of each offering. Neither distribution will be dependent on the other distribution being effected.

      The Board of Directors believes that each of the ICN International and Ribapharm distributions should qualify as a tax free spin-off; although there can be no assurance that a favorable ruling from the Internal Revenue Service will be obtained. The Company has been advised that it typically takes three to six months from the time of submission for the Internal Revenue Service to make a determination. Should the requisite tax ruling(s) and other regulatory approvals not be obtained within a reasonable period of time, the Board of Directors will promptly use its best efforts to achieve as close as possible an outcome that is equivalent to the break-up plan by other means. Should the break-up plan not be fully implemented, the Company will consider other strategic transactions, including a sale of all or part of the Company, that would provide alternative means to increase stockholder value.

Management and Boards

Ribapharm, ICN International and ICN Americas will each have separate management and independent boards of directors. Mr. Milan Panic, presently Chairman of the Board and Chief Executive Officer of ICN, will be the Chairman of the Board and Chief Executive Officer of ICN International. He will also be the non-executive Chairman of the Board of ICN Americas. The Board will immediately initiate an internal and external search for a CEO for ICN Americas. Mr. Panic will have no management or board position with Ribapharm.

Agreement with SSP

      ICN has been advised by SSP-Special Situations Partners Inc. that, in view of ICN's commitment to separate ICN into three independent companies and to spin off the entirety of ICN's remaining interests in two of the three units, SSP will not seek to nominate any directors for election at ICN's 2000 Annual Meeting to be held on December 18, 2000.

      ICN's Board of Directors has committed to SSP to reduce the size of the Board to nine (three classes of three) by the 2002 Annual Meeting. The Company has agreed to hold its 2001 and 2002 stockholder meetings not later than the last Wednesday in May 2001 and 2002, and that at each meeting no more than three directors would stand for election.

                                      * * *

      On October 17, 2000, the closing price of the ICN common stock on the New York Stock Exchange was $37 5/16. The cumulative return on our common stock based upon the closing price on October 6, 2000 (excluding dividend reinvestment) was 35% year-to-date, 101% of the last year, 142% of the last five years, and 914% of the last ten years.

                         ------------------------------

      When available, copies of the preliminary prospectus relating to the offering of shares of Class A Common Stock of Ribapharm Inc. may be obtained from the offices of UBS Warburg LLC, 229 Park Avenue, New York, New York 10171 tel (212) 821-4011.

      A registration statement relating to the shares of Class A common stock of Ribapharm has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This press release shall not constitute an offer or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

      The shares of common stock of ICN International have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements of that act.

      THE `SAFE HARBOR' STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties detailed from time to time in ICN's Securities and Exchange Commission filings.

Notes to Editors

      ICN is a research-based global pharmaceutical company that manufactures, markets and distributes a broad range of prescription and non-prescription pharmaceuticals under the ICN brand name. ICN has operations in North and Latin America, Western, Central and Eastern Europe, and the Pacific Rim countries.

Ribapharm Inc. will comprise the following:

      - ICN's royalty stream from ribavirin: an ICN-discovered drug that is licensed to Schering-Plough for sales in combination with Schering's Interferon A as REBETRON in the U.S. and REBETOL
            (ribavirin/Virazole(R)) in Europe for the treatment of Hepatitis C

      -     ICN's R&D operations, including:

                    ICN's library of at least 3,500 nucleoside analog compounds (chemically modified components of DNA) Laboratories and equipment
                    Patents
                    R&D personnel
                    Facilities in California

ICN International will comprise the following:

      ICN's operations in Russia, where ICN is the largest pharmaceutical producer, marketer and distributor; in Poland; Hungary; the Czech Republic; Montenegro; Macedonia and other countries in southeastern Europe as well as ICN's operations in Western Europe and the Pacific Basin.

- ICN International will be headquartered in Moscow and will have approximately 12,600 employees and 13 manufacturing sites.

ICN Americas will comprise the following:

- ICN's operations in the U.S., Canada, Mexico, Puerto Rico and Latin America, including Brazil and Argentina.

- ICN Americas will continue to trade on the New York Stock Exchange and will have approximately 1,700 employees and eight manufacturing sites.

                                     Annex B

                            Form of By-law Amendment

      RESOLVED, that the By-laws of the Company be, and they hereby are, amended to add a new Section 17 to Article III of the By-laws reading as follows:

            "SECTION 17. The 2001 and 2002 Annual Meeting. The 2001 annual meeting of stockholders shall be held not later than May 30, 2001, and the 2002 annual meeting of stockholders shall be held not later than May 29, 2002. At each of the 2000 annual meeting of stockholders, the 2001 annual meeting of stockholders and the 2002 annual meeting of stockholders, the stockholders shall be entitled to elect three directors; provided, the number of directors to be elected at the 2002 annual meeting of stockholders when taken together with the number of directors elected at the 2001 annual meeting of stockholders shall in no event constitute less than two-thirds of the entire Board of Directors at the date of the 2002 annual meeting of stockholders. Notwithstanding Article VIII of these By-laws, this Section of the By-laws may be amended or repealed, or a new By-law adopted that is inconsistent with this By-law, only (a) by the affirmative vote of the holders of not less than 75% of the voting power of all securities of the Corporation entitled to vote generally in the election of directors or (b) by the affirmative vote of the entire Board of Directors at a regular or special meeting thereof."